Exhibit 10.2

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into by and between The Knockout Group, Inc., a Delaware corporation (the "Company"), and John Bellamy, the undersigned individual ("Executive") as of the 1st day of October, 2003.

                                     RECITAL

The Company and Executive desire to enter into an Employment Agreement setting forth the terms and conditions of Executive's employment with the Company.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Employment.

(a) Term. The Company hereby employs Executive to serve as Chief Executive Officer ("CEO") and President of the Company. Executive's employment by the Company will begin on October 1, 2003 and continue until October 1, 2009 ("Initial Term"), subject to the terms and conditions contained herein. The Company and Executive may extend this Agreement for successive three-year terms by mutual agreement, and the party seeking to extend the Agreement for a successive term must give the other party notice of intent to extend the Agreement at least 90 days prior to the expiration of the Initial Term or successive term.

(b) Duties and Responsibilities. Executive will report to the Company's Board of Directors. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of the CEO and President positions and such other duties on behalf of the Company as may reasonably be assigned from time to time by the Company's Board of Directors. Executive will be elected or appointed to the Company's Board of Directors and to the positions of CEO and President. In his sole discretion, Executive may terminate this Agreement upon sixty (60) days written notice if Executive is removed from such offices or is not reelected or reappointed at appropriate times; provided, however, that the Company may elect another individual to serve as President, so long as Executive continues to hold the positions of CEO and director.

(c) Location. The location at which Executive shall perform services for the Company shall be the principal business offices of the Company, currently located at 100 N. Whitehall Avenue, Northlake, Illinois, 60164. The Company will furnish Executive with a private office, secretary and any other facilities and services that are adequate for the performance of Executive's duties and suitable to Executive's position.

2. Compensation.

(a) Commencement of Compensation. Executive acknowledges receipt of payment in the amount of Twenty-Five Thousand Dollars ($25,000.00), and Company acknowledges it is indebted to Executive in the amount of Five Thousand Dollars ($5,000.00), which, when received by Executive, will constitute payment in full for services performed for the Company as a consultant from April 9, 2003 through September 30, 2003. Executive and Company agree that Executive's compensation as provided herein shall commence on October 1, 2003.



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(b) Base Salary. Executive shall be paid a base salary ("Base Salary") at the starting annual rate of One Hundred Eighty Thousand Dollars ($180,000.00). Effective December 1, 2004 Executive's salary shall be increased to Two Hundred Forty Thousand Dollars ($240,000) annually. On December 1, 2004 and each year of employment thereafter, Executive's Base Salary will be increased by six percent (6%) of the Base Salary in effect for the prior year. In addition, Executive shall receive such additional compensation as may be provided by the Company's compensation policy in effect from time to time and/or as provided by resolution of the Board of Directors. Throughout the Initial Term and successive terms, Employee shall have a base salary equal to or higher than any other employee of the Company.

(c) Payment. Payment of all compensation to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes.

(d) Bonus. Executive shall also be entitled to an annual bonus, in an amount to be determined at the discretion of the Board of Directors; provided, however, that at the beginning of each fiscal year, the Board of Directors shall approve revenue forecasts and at the end of each fiscal year in which such revenue forecasts have been met or exceeded by the Company, Executive shall receive a bonus in respect to such year in an amount not less than twenty-five percent (25%) of Executive's Base Salary for such year (the "Minimum Bonus"). With respect to any year for which the Board of Directors fails to approve revenue forecasts, Executive shall receive the Minimum Bonus.

(e) Executive shall not participate in any vote of the Board of Directors regarding his compensation.

3. Other Employment Benefits.

(a) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement, which reimbursement shall be paid to Executive no later than thirty (30) days following receipt by the Company of such expense statements.

(b) Benefit Plans. Executive shall be entitled to: (i) participate in the Company's medical and dental plans, disability insurance plans and retirement plans pursuant to their terms and conditions; (ii) be covered, subject to underwriting, by a term life insurance policy insuring Executive's life in an amount no less than five hundred thousand dollars ($500,000.00), benefits to be payable to such beneficiary or beneficiaries as Executive shall designate; (iii) be reimbursed, up to five thousand dollars ($5,000.00) per year, for Executive's expenditures on health and wellness products and services not otherwise covered by the Company's benefit plans; and participate in any other benefit plan offered by the Company to its employees during the term of this Agreement. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time; provided, however, that the provisions contained in subsections (ii) and (iii) of this
Section 3(b) shall not be terminated or amended without the consent of Executive.

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(c) Vacation. Executive shall be entitled to five (5) weeks of vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Executive's vacation does not interfere with the Company's normal business operations. If Executive does not use all his vacation time in any one year, the unused portion may be carried into subsequent years.

(d) Automotive Reimbursement. Executive shall be entitled to reimbursement of up to one thousand dollars ($1,000.00) per month for expenses and costs associated with ownership or lease of a vehicle for business and personal use, including cost of fuel, maintenance and repair.

(e) No Other Benefits. Subject to Section 3(b), Executive understands and acknowledges that the compensation specified in Sections 2 and 3 of this Agreement shall be in lieu of any and all other compensation, benefits and plans.

4. Executive's Business Activities. Executive shall devote the substantial portion of his entire business time, attention and energy to the business and affairs of the Company, which shall not be less than forty (40) hours per week. Executive may serve as a member of the Board of Directors of other organizations that do not compete with the Company, and may participate in other professional, civic, governmental organizations and activities that do not materially affect his ability to carry out his duties hereunder. Company recognizes that Executive is the majority owner of Artistic Communications Center (ACC) and has certain business obligations related to his position with ACC.

5. Termination of Employment.

(a) For Cause. Notwithstanding anything herein to the contrary, the Company may terminate Executive's employment hereunder for cause for any one of the following reasons: willful misconduct, embezzlement, knowing violation of the criminal law, dishonesty, or fraud with regard to the Company or its business. Upon termination of Executive's employment with the Company for cause, the Company shall be under no further obligation to Executive for salary or bonus, except to pay all accrued but unpaid base salary, accrued bonus (if any) and accrued vacation to the date of termination thereof; such payment shall be made to Executive no later than ninety (90) days following termination, subject to appropriate adjustments and offsets, if any, and further subject to applicable state law.

(b) Without Cause. The Company may terminate Executive's employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of his Base Salary at the time of termination times the period remaining of the Initial Term or any renewal thereof then in effect or twelve months Base Salary, whichever is greater, (the "Severance Period"), in addition to accrued but unpaid Base Salary, accrued bonus and accrued vacation, less deductions required by law (collectively, the "Severance AMOUNT") but if, and only if, Executive executes a valid and comprehensive release of any and all wrongful termination claims that the Executive may have against the Company in a form provided by the Company. The Company shall pay the Severance Amount to Executive in a lump sum payment no later than thirty (30) days following termination of Executive's employment. During the Severance Period, Executive shall be subject to the provisions of Section 9(b) of this Agreement.

(c) Termination for Good Reason. If Executive terminates his employment with the Company for Good Reason (as hereinafter defined), he shall be entitled to the Severance Amount , subject to the provisions of Section 5(b). For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) relocation of the Company's executive offices more than forty miles from the current location, without Executive's concurrence; (ii) any material breach by the Company of this Agreement; or (iii) any significant change in the Executive's duties and responsibilities, other than the election of a President, as provided in Section 1(b) hereof.

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(d) Cooperation. After notice of termination, Executive shall cooperate with the
Company, as reasonably requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

6. Disability of Executive. The Company may terminate this Agreement if Executive shall permanently be prevented from properly performing his essential duties hereunder with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than one hundred twenty (120) consecutive days. Upon such termination, Executive shall be entitled to continue to receive Base Salary and bonus, in the amounts in effect at the time of termination, for a period of twelve (12) months following termination, but if, and only if, Executive executes a valid and comprehensive release of any and all wrongful termination claims that the Executive may have against the Company in a form provided by the Company.

7. Death of Executive. In the event of the death of Executive, the Company's obligations hereunder shall automatically cease and terminate; provided, however, that within sixty (60) days the Company shall pay to Executive's heirs or personal representatives Executive's Base Salary, bonus and vacation accrued to the date of death.

8. Confidential Information. The Executive recognizes and acknowledges that the Company's trade secrets and proprietary information and processes ("Confidential Information"), as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. During the term of Executive's employment and for a period of five (5) years after the termination of his employment with the Company, the Executive will not disclose such Confidential Information, in whole or in part, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment. Confidential Information does not include information that the Executive can demonstrate: (a) was in the Executive's possession prior to the earlier of (i) the date that the Executive commenced discussions with the Company or (ii) the date that it was furnished to the Executive under the terms of this Agreement; provided, however, that the source of that information was not known by the Executive to be bound by a confidentiality agreement with or other continuing, legal or fiduciary obligation of confidentiality to Company;
(b) is now, or hereafter becomes to date, through no act or failure to act on the part of the Executive, generally known to the public; (c) is rightfully obtained by the Executive from a third party, without breach known to the Executive of any obligation to Company; or (d) is independently developed by the Executive without use of or reference to the Confidential Information.

9. Exclusive Employment/Covenant Not to Compete.

(a) During the period of his employment with the Company, Executive will not enter into any agreement which conflicts with his duties or obligations to the Company.

(b) During the period of his employment with the Company and for one (1) year after the later of termination of his employment, termination of the Severance Period, if any, or termination of disability payments pursuant to Section 6, if any, Executive will not (i) engage in any business activity competitive with the Company (as defined herein) or any Affiliate (as defined in Section 10 herein),
(ii) plan or organize any business activity competitive with the Company or any Affiliate, (iii) hire, employ or endeavor to employ any person who is then or was at any time during the previous twelve (12) months an employee, consultant,

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stockholder or agent of the Company, (iv) participate or engage directly or indirectly in the development, sale or marketing of products or services (including but not limited to cleaning products) which compete with the Company's products either currently sold to Customers or under development by the Company in the United States or any foreign jurisdiction in which the Company or any Affiliate conducts business or has conducted business, or (vi) directly or indirectly interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any Customer, supplier, consultant, independent contractor, agent, licensor or employee of the Company. A business activity competitive with the Company shall include engaging in any present or contemplated business then engaged in by the Company or any Affiliate, including business reasonably contemplated by the Company or any Affiliate, in any capacity whatsoever (whether or not for compensation), and including, but not limited to, as a proprietor, investor (representing more than one percent (1%) equity interest) or stockholder, director, officer, employee, consultant, independent contractor, co-venturer, financier, employer, agent, representative or otherwise for any person other than the Company or any Affiliate and/or participating or engaging directly or indirectly in the same or any similar business as that of the Company or any of the Company's Affiliates in the United States or any foreign jurisdiction in which the Company or any Affiliate conducts business or has conducted business. For the purposes of this
Section 9, "Customer" shall mean any corporation, joint venture, partnership, individual or other legal entity for which the Company or the Company's Affiliates has previously performed services or provided products, is in the process of performing services or providing products, or to which the Company or its Affiliates has submitted, or has considered submitting, a bid to perform services or provide products.

(c) Notwithstanding any other provision of this Section 9, following termination of Executive's employment, termination of the Severance Period, if any, or termination of disability payments pursuant to Section 6, if any, (for purposes of this Section 9(c), collectively referred to as the "Termination Date"), the Company may continue Executive's non-compete obligations as set forth in Section 9(b) herein beyond the initial one (1) year requirement by electing to continue to pay Executive's Base Salary as of the Termination Date, without interruption, following the Termination Date; provided, however, that the Company must make such election within thirty (30) days following the Termination Date by delivering to Executive a written notice ("Notice") of its exercise of this election. If the Company fails to give Executive the Notice within the required thirty (30) day period after the Termination Date, the Company's right to make such election shall terminate and be of no further force and effect. If the Company makes such election and at any time thereafter ceases to pay Executive his Base Salary, Executive's non-compete obligations set forth in Section 9(b) herein shall expire on the later of (i) the date that is one year after the Termination Date or (ii) the date on which such payment by the Company to Executive ceases.

(d) Executive has carefully read and considered the provisions contained in
Section 9 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders and other employees.

(e) In the event that, notwithstanding the foregoing, any part of the covenants set forth in Section 9 hereof shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provisions of Section 9 relating to time period and/or areas of restriction shall be declared by a court or other tribunal of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the agreed upon time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and /or areas which such court or other tribunal deems reasonable and enforceable.

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10. Assignment and Transfer. Executive's rights and obligations under this
Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. The Company may assign this Agreement: (a) to an Affiliate so long as such Affiliate assumes the Company's obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations thereunder. "Affiliate" shall mean any individual or entity ("Person") which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purpose of this definition, "control" means the power to directly or indirectly,
(i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

11. No Inconsistent Obligations. Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

12. Binding Arbitration.

(a) Any dispute arising out of the terms of this Agreement shall be settled by arbitration in Cook County, Illinois, in accordance with the rules of the American Arbitration Association. Arbitration shall be brought upon the written notice of one party to the other of a demand for arbitration, including a recitation of the claim or dispute for which arbitration is sought. Such claim or dispute shall be submitted to a panel of three Arbitrators in accordance with the rules then in effect of the American Arbitration Association. Each of the parties shall choose one Arbitrator and the two Arbitrators so chosen shall together choose a third Arbitrator. If the Arbitrators fail to select a third Arbitrator, then the third Arbitrator shall be designated by the American Arbitration Association. If either party fails to designate an Arbitrator, then the claim or dispute shall be submitted to arbitration before a panel of three Arbitrators chosen by the American Arbitration Association.

 (b) The Arbitrators shall promptly obtain such information regarding the matter as they deem advisable, and shall promptly render a decision by majority vote. The Arbitrators shall render a written award, which shall be delivered to the parties. Any such award shall be a conclusive determination of the matter and shall be binding upon the parties and their successors in interest, if any, and shall not be contested by any party. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction.

(c) IT IS UNDERSTOOD THAT THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL OR A TRIAL IN COURT. The parties understand that the rules applicable to arbitrations and the rights of parties in arbitrations differ from the rules and rights applicable in court.

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(d) At the time of rendering the award, the Arbitrators shall establish their fees and expenses in connection therewith. Such fees and expenses shall be allocable by the Arbitrators in their award, or, if no payment obligation is determined by the Arbitrator, shall be equally divided between the parties. The Arbitrators shall have the right, in addition to any other relief permitted at law or in equity, to award counsel fees to any party and to grant temporary or permanent injunctive relief.

(e) Each party to this Agreement will perform all acts, including the execution and delivery of further documents, as the Arbitrators determine are necessary or desirable to confirm and carry out the terms of the award rendered

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles.

(b) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(d) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(e) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(f) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(g) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(h) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive's residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

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(i) Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

(j) Insurance. The Company may, at its election and for its benefit, in addition to the life insurance benefit set forth in Section 3(b)(ii) herein, insure the Executive against accidental loss or death and the Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

THE KNOCKOUT GROUP, INC.


By: /s/ Isaac Horton
--------------------------
EXECUTIVE:


/s/ John Bellamy
--------------------------
John Bellamy


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